Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
March 12, 2007	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Record Year-end Results

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported record earnings for the year ended December 31, 2006. Net income for 2006 was $3.4 million, up $82,000 or 2.51% over net income for 2005. Net interest income increased by $287,000 or 2.43%, over 2005, while non-interest income was up $329,000 or 13.11%. The allocation for loan loss reserves for 2006 was $1.0 million, a decrease of $182,000 from the allocation made in 2005.

LSB President and CEO Randolph F. Williams stated, “This was a challenging year for us, which makes us especially pleased to be able to announce these record results. The yield curve was inverted for most of the year. Loan volume was down, real estate foreclosures were at high levels county-wide, and property values were stagnant or falling. However, the lower loan volume made us able to avoid booking very high rate deposits. We also took the opportunity in 2006 to reorganize some loan processes and procedures, to bring some new systems on line and, of course, to work with customers affected by the slow economy. The $1.0 million loan loss reserve allocation we believe gives us sufficient reserves to cover any anticipated losses in our portfolio. We believe the restructuring we have done in 2006 will serve us well in 2007.”

The closing price of LSB stock on March 9, 2006 was $26.68 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Year ended December 31, 2006	Year ended December 31, 2005

Cash and due from banks	$1,391	$1,697
Short-term investments	8,336	7,687
Securities available-for-sale	16,316	11,611
Loans held for sale	992	---
Net portfolio loans	316,699	330,971
Allowance for loan losses	2,770	2,852
Premises and equipment, net	6,600	6,813
Federal Home Loan Bank stock, at cost	3,997	4,197
Bank owned life insurance	5,381	2,715
Other assets	8,688	6,973
Total assets	368,400	372,664

Deposits	255,304	265,993
Advances from Federal Home Loan Bank	76,618	72,033
Other liabilities	1,638	1,817

Shareholders’ equity	34,840	32,821
Book value per share	$21.73	$20.20
Equity / assets	9.46%	8.81%
Total shares outstanding	1,603,209	1,625,196

Asset quality data:
Non-accruing loans	$7,364	$8,432
Loans past due 90 days still on accrual	147	127
Other real estate / assets owned	4,169	2,004
Total non-performing assets	11,680	10,563
Non-performing loans / total loans	2.34%	2.56%
Non-performing assets / total assets	3.17%	2.83%
Allowance for loan losses / non-performing loans	36.88%	33.32%
Allowance for loan losses / non-performing assets	23.72%	27.00%
Allowance for loan losses / total loans	0.86%	0.85%
Loans charged off ( year-to-date)	$1,149	$492
Recoveries on loans previously charged off	49	49

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2006	2005	2006	2005
Total interest income	$5,829	$5,608	$23,263	$21,498
Total interest expense	2,941	2,604	11,142	9,664
Net interest income	2,888	3,004	12,121	11,834
Provision for loan losses	300	725	1,018	1,200
Net interest income after provision	2,588	2,279	11,103	10,634
Non-interest income:
Deposit account service charges	454	468	1,766	1,423
Gain on sale of mortgage loans	41	51	214	322
Gain on sale of securities	0	0	0	0
Other non-interest income	269	194	858	764
Total non-interest income	764	713	2,838	2,509
Non-interest expense:
Salaries and benefits	1,185	911	4,590	4,325
Occupancy and equipment, net	300	286	1,205	1,081
Computer service	111	101	425	428
Advertising	112	104	297	369
Other	463	542	2,076	1,908
Total non-interest expense	2,171	1,944	8,593	8,111
Income before income taxes	1,181	1,048	5,348	5,032
Income tax expense	434	374	1,998	1,764
Net income	747	674	3,350	3,268

Weighted average number of diluted shares	1,613,113	1,628,495	1,618,632	1,622,043
Diluted earnings per share	$0.46	$0.41	$2.07	$2.02

Return on average equity	8.62%	8.19%	9.88%	10.21%
Return on average assets	0.81%	0.72%	0.91%	0.89%
Average earning assets	$345,613	$354,368	$348,132	$351,291
Net interest margin	3.34%	3.39%	3.48%	3.37%
Efficiency ratio	64.75%	64.99%	61.63%	61.72%